Exhibit 99.1

Kirk Wycoff Appointed as Banc of California Director

•	Wycoff offers deep financial and banking industry expertise

•	Prior experience includes Director roles at three regional banks

IRVINE, Calif., (February 10, 2017) – Banc of California, Inc. (the “Company”) (NYSE: BANC) today announced that W. Kirk Wycoff has been appointed to its Board of Directors as well as to the Board of Directors of the Company’s wholly owned subsidiary, Banc of California, N.A. (the “Bank”).

Mr. Wycoff will fill the director vacancy created by the retirement of Chad T. Brownstein on February 8, 2017. His term on the Board will expire at the Company’s 2018 Annual Meeting of Stockholders. Mr. Wycoff’s appointment to the Boards is expected to become effective February 16, 2017.

Mr. Wycoff is the founder and Managing Partner of Patriot Financial Partners, L.P., a Philadelphia-based private equity fund focused on investing in community banks and thrifts with assets between $500 million and $5 billion. The fund currently has $300 million in committed capital. Mr. Wycoff is a seasoned banking and financial services executive, having led Continental Bank from its formation through its first two years in the market; Bank of America in all of its banking activities in the Pennsylvania, New Jersey and Delaware areas and through the merger of Progress Bank into Fleet Bank; and the turnaround and recapitalization of Progress Financial Corporation.

Robert D. Sznewajs, Chair of the Board, said, “We welcome Mr. Wycoff and his deep industry expertise to the Boards, and we know he will contribute substantially to our efforts to continue the growth of the Bank throughout California. With the addition of this independent director, our full Board will offer the deep breadth of financial, operational and banking industry expertise that will help guide the Company to even higher quality growth and performance.”

Mr. Wycoff stated, “I am pleased to join the Boards of the Company and the Bank. Patriot Financial Partners has been an investor in Banc of California for over three years and we continue to believe the Company has an extraordinary opportunity to build a very successful community bank in the California markets it serves. As a long term community bank investor we recognize that it takes time and talent to build a strong and profitable community bank.

“Patriot and I support the Board’s recent actions and look forward to working with the Boards to help management fulfill the promise of being California’s Bank. As Patriot has always done with our portfolio companies, we will affirmatively support the collective wisdom of the Boards – including my independent views as a Director.”

The Company recently announced a series of actions intended to enhance corporate governance practices and strengthen the independence and expertise of the Board.

“The actions announced recently are a testament to the Board’s focus on ensuring we have the right expertise and oversight for the company and on our commitment to delivering stockholder value through strong governance,” said Mr. Sznewajs.

About W. Kirk Wycoff

Mr. Wycoff is Managing Partner of Patriot Financial Partners, L.P., which he founded in 2007. The fund currently has committed capital of $300 million and maintains a long only, value oriented buy and hold strategy designed to provide

18500 Von Karman Ave. • Suite 1100 • Irvine, CA 92612 • (949) 236-5250 • www.bancofcal.com growth capital to companies delivering positive financial returns that need additional equity to grow. He previously served as Chairman and CEO of Continental Bank Holdings, a de novo community bank serving the Philadelphia metro market. He has also served as a Regional CEO for Bank of America and as Chairman, CEO and President of Progress Financial Corp. and Progress Bank.

Mr. Wycoff currently serves as a Director to Guaranty Bank and Guaranty Bancorp. He previously served on the Board of Directors for Heritage Bank of Commerce, Porter Bancorp, The Lincoln Center as Chairman of its Finance Committee, NewSpring Ventures-Fund I and NewSpring Mezzanine Fund.

He received a Bachelor of Arts Degree in Business Administration – Finance from Franklin & Marshall College in 1979.

About Banc of California, Inc.

Banc of California, Inc. (NYSE: BANC) provides comprehensive banking services to California’s diverse businesses, entrepreneurs and communities. Banc of California operates over 100 offices in California and the West. The Company was recently recognized by Forbes for the second straight year as one of the 100 Best Banks in America for 2017.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: Banc of California, Inc.

INVESTOR RELATIONS INQUIRIES:	MEDIA INQUIRIES:
Banc of California, Inc.	Abernathy MacGregor
Timothy Sedabres, (855) 361-2262	Ian Campbell / Joe Hixson / Kristin Cole, (213) 630-6550 idc@abmac.com / jrh@abmac.com / kec@abmac.com